Exhibit 99.1

Yaterra Ventures, Inc. Enters $330 billion Oil and Gas Industry with Strategic Focus in the State of Texas.

LUBBOCK, TEXAS- June 20, 2012- Yaterra Ventures, Inc. (OTCBB: YTRV) is pleased to announce its strategic direction as an oil and gas exploration and exploitation corporation focused on acquisition and production in and around the State of Texas’ Permian Basin and the Bend Arch-Fort Worth Basin (collectively referred to as the ‘Basins’).

Yaterra’s mission is to safely and efficiently generate commercially marketable quantities of oil and natural gas. Management maintains the long-term objective of expanding the Company’s oil and gas exploratory operations throughout the United States.

Mr. Cedric Atkinson, Yaterra’s Chief Executive Officer and Chairman of the Board, has an experienced and diverse background. “The market for oil hydrocarbons and petroleum in the United States has grown exponentially, creating an unprecedented demand for refined oil and gas. As well, the number of rigs in U.S. oil fields has more than quadrupled in the past three years to 1,272,” he states.  “We feel there couldn’t be a better time or place than to enter this industry given our team’s resources in line with our agenda for long-term growth and creation of immediate shareholder value.”

Management believes that the Company can achieve profitable oil production beginning with identifying and capitalizing on oil and gas properties in the Basins. Yaterra has invested, and expects to continue to invest, considerable time and effort into the identification of potentially valuable distressed and orphaned wells in and around the Basins. Management aims to harness this ability and acquire low-risk property rights with appreciable potential for oil and gas production.

Announcements in the coming days in regards to expediting the company’s initiatives for near-term results, and further updates on new acquisition.

This release includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2012 and beyond could differ materially from the Company's current expectations. Forward-looking statements are identified by words such as "anticipates," "projects," "expects," "plans," "intends," "believes," "estimates," "targets," and other similar expressions that indicate trends and future events.

Factors that could cause the Company's results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company's products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company's control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace including the ability to attract and retain customers, results of continuous improvement and other cost-containment strategies, and the Company's success in attracting and retaining key personnel. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely.

Contact:

Cedric Atkinson
1.214.736.3321
info@yaterra.com
www.yaterra.com